UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2024

PRAXIS PRECISION MEDICINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39620	47-5195942
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Praxis Precision Medicines, Inc.

99 High Street, 30th Floor

Boston, Massachusetts 02110

(Address of principal executive offices, including zip code)

(617) 300-8460

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PRAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In October 2024, Praxis Precision Medicines, Inc. (the “Company”) entered into amendments (the “Amendments”) to the Company’s employment agreements (the “Employment Agreements”) with each of the Company’s named executive officers, Marcio Souza, President and Chief Executive Officer, Timothy Kelly, Chief Financial Officer, and Alex Nemiroff, General Counsel (collectively, the “Executives”).

Amendments to Severance in Connection with a Change-in-Control

Pursuant to the Amendments, in the event an Executive’s termination of employment by the Company without “cause” or due to the Executive’s resignation for “good reason” (as each such term is defined in the applicable Employment Agreement) (each, a “qualifying termination”) occurs within three months before or 18 months after a “change of control” (as defined in the applicable Employment Agreement), then, in lieu of the payments and benefits described in the section below, the Executive will be eligible to receive (i) a lump sum in cash in an amount equal to (x) one (1) times (or 1.75 times for Mr. Souza) the sum of (A) the Executive’s then current annual base salary (or the annual base salary in effect immediately prior to the change of control, if higher) plus (B) the Executive’s target annual bonus for the year of termination (or the target annual bonus in effect immediately prior to the change of control, if higher); plus (y) a prorated portion of the Executive’s target annual bonus for the year of termination; (ii) any earned but unpaid annual bonus for the year prior to the year of the Executive’s qualifying termination; (iii) subject to the Executive’s co-payment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, the Company will cover the portion of the premium amount equal to the amount that the Company would have paid to provide health insurance to the Executive had the Executive remained employed with the Company (the “COBRA Payments”) until the earliest of (x) 12 months (or 18 months for Mr. Souza) following termination, (y) the date the Executive becomes eligible for group health insurance coverage through a new employer, or (z) the date the Executive ceases to be eligible for COBRA; and (iv) accelerated vesting of the Executive’s stock options and other stock-based awards in the Company that are subject solely to time-based vesting, with any stock options and other stock-based awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Amendments to Severance Outside of a Change-in-Control

In the event of an Executive’s qualifying termination, the Executive will be eligible to receive (i) base salary continuation for nine months (or 12 months for Mr. Souza) following termination; (ii) any earned but unpaid annual bonus for the year prior to the year of the Executive’s termination; (iii) a prorated portion of the Executive’s annual bonus for the calendar year in which the termination occurs, based on actual performance for the year and payable when bonuses for such year are paid to actively employed senior executives of the Company; and (iv) the COBRA Payments until the earliest of (x) nine months (or 12 months for Mr. Souza) following termination, (y) the date the Executive becomes eligible for group health insurance coverage through a new employer, or (z) the date the Executive ceases to be eligible for COBRA.

The applicable Executive’s receipt of the severance payments and benefits described above is subject to the Executive’s execution and non-revocation of a general release of claims in favor of the Company and, if the payments would be subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code, potential reduction if it results in a higher net after-tax benefit to the Executive.

The foregoing description of the Amendments is qualified in its entirety by reference to the full text of each Amendment, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement Amendment Letter, dated October 11, 2024, by and between Marcio Souza and Praxis Precision Medicines, Inc.
10.2	Employment Agreement Amendment Letter, dated October 11, 2024, by and between Timothy Kelly and Praxis Precision Medicines, Inc.
10.3	Employment Agreement Amendment Letter, dated October 11, 2024, by and between Alex Nemiroff and Praxis Precision Medicines, Inc.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXIS PRECISION MEDICINES, INC.

Date: October 15, 2024	By:	/s/ Marcio Souza
Marcio Souza
Chief Executive Officer